Exhibit 99.1

Double-Take Software, Inc. Announces Third Quarter 2008 Financial Results

Company Posts Solid Earnings and Cash Flow

SOUTHBOROUGH, Mass.--(BUSINESS WIRE)--October 28, 2008--Double-Take Software, Inc. (NASDAQ: DBTK), a leading provider of recovery solutions, today announced its financial results for the third quarter of 2008.

“Earlier this month, we revised our third quarter 2008 guidance to reflect weakness that we experienced at the end of the quarter in both the European and American regions. Reported revenue is in line with the revised guidance and non-GAAP income per share came in at the top of the range of the guidance we originally provided in July 2008. We maintained strong earnings and cash flow because we have been cautious in hiring and because our compensation arrangements are heavily weighted towards performance. Revenues missed our original guidance by approximately 7%, as we had an unusual number of license sales push out for a variety of reasons. This unexpected miss in our license sale projections was most pronounced in the US,” said Dean Goodermote, Chairman and CEO of Double-Take Software, Inc.

Mr. Goodermote continued, “We don’t expect the general economy, or IT spending specifically, to improve in the near future, and therefore investors should not expect the growth rate that they have seen from us in the past. However, we are well positioned, with a strong balance sheet and reliable products, to focus on long term opportunities.”

Total revenue for the quarter, which consists of software revenue and maintenance and professional services revenue, increased 12.4% to $24.0 million in the third quarter of 2008 from $21.3 million in the third quarter of 2007. Software revenue increased 1.6% to $12.8 million in the third quarter of 2008 from $12.6 million in the third quarter of 2007. Maintenance and professional services revenue increased 28.0% to $11.1 million in the third quarter of 2008 from $8.7 million in the third quarter of 2007.

Income from operations was $4.4 million in the third quarter of 2008 compared to $4.6 million in the third quarter of 2007. Net income totaled $2.6 million, or $0.11 per diluted share in the third quarter of 2008 compared with $3.3 million, or $0.14 per diluted share, in the third quarter of 2007.

Income from operations on an adjusted, non-GAAP basis in the third quarter of 2008 was $5.4 million compared with $5.8 million in the third quarter of 2007. Adjusted, non-GAAP net income in the third quarter of 2008 was $3.6 million, or $0.16 per diluted share, compared with $4.0 million, or $0.17 per diluted share, in the third quarter of 2007.

The Company calculates these adjusted non-GAAP income measures by excluding the effects in the respective periods of the non-cash stock based compensation, resulting from the application of SFAS 123R, from Operating Expenses. An explanation of these adjusted, non-GAAP financial measures and a reconciliation of these measures to GAAP results are provided in the tables included in this press release, and these measures should only be viewed together with the reconciliation and the further explanation given under “Non-GAAP Financial Measures” below.

Cash generated from operations was $5.3 million in the third quarter and approximately $9.9 million of cash was used to purchase emBoot, Inc. on July 28, 2008. Cash and short term investments at September 30, 2008 totaled $67.9 million, a decrease of approximately $5.9 million from June 30, 2008.

2008 Financial Guidance

Revenue for the fourth quarter of 2008 is anticipated to be in the range of $24.8 to $26.0 million and $96.1 to $97.3 million for the full year 2008. Adjusted non-GAAP operating income for the fourth quarter is expected to be $5.4 to $6.0 million and $20.6 to $21.2 million for the full year 2008. The effective income tax rate on non-GAAP income for the fourth quarter and full year is expected to be approximately 36% to 37%. Non-GAAP net income per share for the fourth quarter is expected to be in the range of $0.15 to $0.17 per share and $0.59 to $0.61 for full year excluding the impact of stock-based compensation charges. Weighted average diluted shares using the treasury method are expected to be approximately 23.2 million shares for both the fourth quarter and full year 2008.

See “Non-GAAP Financial Measures” and “Important Note to Investors” below

Non-GAAP Financial Measures

Double-Take Software, Inc. has provided in this press release adjusted financial information that has not been prepared in accordance with generally accepted accounting principles, or GAAP. These non-GAAP financial measures are identified above as “adjusted, non-GAAP” measures. Double-Take Software, Inc. uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. Double-Take Software, Inc. believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing its financial results with other companies in Double-Take Software, Inc.’s industry, many of which present similar non-GAAP financial measures to investors. The historical non-GAAP financial measures presented above exclude the following item required to be included by GAAP: non-cash stock-based compensation charges. The Company’s expectations for adjusted, non-GAAP income and income per share for the fourth quarter of 2008 and full-year 2008 exclude the impact of stock-based compensation charges, the amount and significance of which, because of the information and assumptions underlying those charges, cannot readily be determined at this time.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of historic non-GAAP financial measures presented above to GAAP results has been provided in the financial statement tables included in this press release.

Conference Call Information

Double-Take Software, Inc. will discuss these financial results in a conference call at 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of Double-Take Software, Inc.’s conference call on the Investor Relations section of the company website at www.doubletake.com. For those who are unable to participate in the live conference call, an audio replay will be available until October 31, 2008 at 11:59 p.m. EDT. To access the audio replay, dial 888-266-2081 or 703-925-2533 and enter access code 1293662. A web cast replay of the call will be available on the Investor Relations section at www.doubletake.com approximately two hours after the conclusion of the call and will remain available for 90 days.

About Double-Take® Software

Headquartered in Southborough, Massachusetts, Double-Take® Software (Nasdaq: DBTK) is a leading provider of affordable software for recoverability, including continuous data replication, application availability and system state protection. Double-Take Software products and services enable customers to protect and recover business-critical data and applications such as Microsoft Exchange, SQL, and SharePoint in both physical and virtual environments. With its unparalleled partner programs, technical support, and professional services, Double-Take Software is the solution of choice for more than sixteen thousand customers worldwide, from SMEs to the Fortune 500. Information about Double-Take Software's products and services can be found at www.doubletake.com.

Important Note to Investors

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases that say Double-Take or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All forward-looking statements are inherently speculative, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in forward-looking statements. These risks and uncertainties include those set forth from time to time in our filings with the Securities and Exchange Commission. We are under no obligation, and do not undertake any duty, to update these forward looking statements at any time.

© Double-Take Software. All rights reserved. Double-Take, GeoCluster and Double-Take for Virtual Systems are registered trademarks of Double-Take Software, Inc. Balance and Double-Take ShadowCaster are trademarks of Double-Take Software, Inc. Microsoft, Windows, and the Windows logo are trademarks or registered trademarks of Microsoft Corporation in the United States and/or other countries. All other trademarks are the property of their respective companies.

Double-Take Software, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	Sept. 30,	Dec. 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$38,989	$25,748
Short term investments	28,913	38,977
Accounts receivable, net	17,558	18,171
Prepaid expenses and other current assets	4,933	5,019
Deferred tax assets	2,825	3,184
Total current assets	93,218	91,099

Property and equipment, net	4,578	4,184
Intangibles, net	7,137	5,061
Goodwill	18,328	11,408
Other assets	204	149
Long-term deferred tax assets	677	2,705
Total assets	$124,142	$114,606

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	7,640	9,379
Other liabilities	313	751
Deferred revenue	26,336	24,162
Total current liabilities	34,289	34,292

Long-term deferred revenue, less current portion	4,351	4,485
Long-term deferred rent, less current portion	156	272
Long-term capital lease obligations, less current portion	14	13

Stockholders' equity	85,332	75,544

Total liabilities and stockholders' equity	$124,142	$114,606

Double-Take Software, Inc.
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2008	2007	2008	2007
Revenue:
Software licenses	$12,819	$12,612	$38,855	$34,993
Maintenance and professional services	11,132	8,695	32,492	24,251
Total revenue	23,951	21,307	71,347	59,244

Cost of revenue:
Software licenses	156	71	397	216
Maintenance and professional services	2,342	1,927	7,198	5,792
Total cost of revenue	2,498	1,998	7,595	6,008

Gross profit	21,453	19,309	63,752	53,236

Operating expenses:
Sales and marketing	8,393	6,935	26,293	20,683
Research and development	4,331	3,042	12,479	8,756
General and administrative	3,371	4,100	10,045	11,007
Depreciation and amortization	974	603	2,642	1,707
Total operating expenses	17,069	14,680	51,459	42,153

Income from operations	4,384	4,629	12,293	11,083

Other income, net	308	734	987	2,124

Income before income taxes	4,692	5,363	13,280	13,207

Income tax expense (benefit)	2,070	2,055	5,851	(531)

Net income	2,622	3,308	7,429	13,738

Net income per share:
Basic	$0.12	$0.15	$0.34	$0.65
Diluted	$0.11	$0.14	$0.32	$0.60

Weighted-average number of shares used in per share amounts:
Basic	21,980	21,525	21,960	21,152
Diluted	23,089	23,052	23,097	22,950

Double-Take Software, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	Sept. 30,
	2008	2007

Cash flows from operating activities:
Net Income	$7,429	$13,738
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,718	1,180
Amortization of intangible assets	924	527
Provision for doubtful accounts	(180)	(9)
Stock based compensation	2,958	1,895
Deferred income taxes	2,388	(2,849)
Excess tax benefits from stock based compensation	(139)	(3,706)

Changes in:
Accounts receivable	755	(3,044)
Prepaid expenses and other assets	(187)	(201)
Inventories	-	14
Other assets	(3)	(22)
Accounts payable and accrued expenses	(1,809)	(47)
Other liabilities	146	270
Deferred revenue	2,301	4,458
Net cash provided by operating activities	$ 16,301	$ 12,204

Cash flows from investing activities:
Purchase of property and equipment	(2,116)	(1,438)
Purchase of short term investments	(57,069)	(44,556)
Sales and maturities of short term investments	66,892	15,995
Acquisitions, net of cash acquired	(10,352)	(4,484)
Cash flows used in investing activities	(2,645)	(34,483)

Cash flows from financing activities:
Expenses from initial public offering	-	1,127
Proceeds from exercise of stock options	88	1,188
Excess tax benefits from stock based compensation	139	3,706
Payments on capital lease obligation	(38)	(14)
Net cash provided by financing activities	189	6,007

Effect of exchange rate changes on cash and cash equivalents	(604)	(53)
Net increase (decrease) in cash and cash equivalents	13,845	(16,272)
Cash and cash equivalents - beginning of period	25,748	55,170
Cash and cash equivalents - end of period	$ 38,989	$ 38,845

Note: Certain reclassifications have been made to prior year amounts to conform to current period classifications.

Double-Take Software, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2008	2007	2008	2007

Non-GAAP financial measures and reconciliation:

GAAP income from operations	$4,384	$4,629	$12,293	$11,083
Add: noncash stock option expense (1)	995	1,140	2,958	1,895
Non-GAAP income from operations	$5,379	$5,769	$15,251	$12,978

GAAP net income	$2,622	$3,308	$7,429	$13,738
Add: noncash stock option expense, net of income taxes (1)	995	676	2,958	1,431
Non-GAAP net income	$3,617	$3,984	$10,387	$15,169

Non-GAAP income per share:
Basic	$0.16	$0.19	$0.47	$0.72
Diluted	$0.16	$0.17	$0.45	$0.66

Weighted-average number of shares used in per share amounts:

Basic	21,980	21,525	21,960	21,152

GAAP diluted shares outstanding	23,089	23,052	23,097	22,950
Add: effect of excluding stock options expensed under FAS 123R	57	-	79	-
Non-GAAP diluted shares outstanding	23,146	23,052	23,176	22,950

Footnotes to Adjustments

(1) Represents noncash stock compensation charge associated with stock option grants as follows:
	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2008	2007	2008	2007
Stock option expense by line item:
Cost of maintenance and professional services	$91	$62	$275	$129
Sales and marketing	211	165	617	309
Research and development	273	85	785	183
General and administrative	420	828	1,281	1,274
	$995	$1,140	$2,958	$1,895

CONTACT:
Double-Take Software, Inc.
S. Craig Huke, 317-572-1857
Chief Financial Officer
investor@doubletake.com
or
Sapphire Investor Relations, LLC
Erica Mannion, 212-766-1800
Investor Relations
investor@doubletake.com